Exhibit 3.1

AMENDMENTS TO

AMENDED AND RESTATED

BYLAWS

OF

CATHAY GENERAL BANCORP

Adopted by the Board of Directors on August 18, 2016, to become effective October 1, 2016

1. Article IV, Section 5, is hereby amended to read as follows:

SECTION 5. Office of the President/CEO. The Office of the President/CEO shall consist of two members, the Executive Chairman of the Corporation (if there is such an officer) and the President of the Corporation, if such officer is the chief executive officer. The Office of the President/CEO shall nominate the executive officers of the Corporation for approval by the Board of Directors.

2. Article V, Sections 1 through 7, are hereby amended to read as follows:

ARTICLE V

OFFICERS

SECTION 1. Appointment and Compensation. The Board of Directors shall appoint and fix the compensation of the officers of the Corporation who shall include a Chairman of the Board, a President, a Vice President, a Secretary, and a Treasurer. The Chairman of the Board must be appointed from among the Directors. The Board of Directors shall designate the Chairman of the Board as either a nonexecutive Chairman, who shall be an independent director, or an Executive Chairman. The Board of Directors may appoint and fix the compensation of all such other officers (including additional Vice Presidents, Assistant Vice Presidents, Assistant Secretaries and Assistant Treasurers) as the Board of Directors may deem necessary or desirable. The Board of Directors, or if it fails to do so, the President, may appoint and fix the compensation of such other agents as either of them deem necessary or desirable, who shall have such powers and duties as may be assigned from time to time by either of them. Unless prohibited by applicable law or by the Restated Certificate of Incorporation or by these Bylaws, one person may be elected or appointed to serve in more than one official capacity.

SECTION 2. Removal and Resignation. The officers shall hold office for such terms as the Board of Directors shall determine until their respective successors are appointed and qualified, except in the event of earlier removal or resignation. Any officer may be removed, either with or without cause, by the Board of Directors. Any other agents of the Corporation may be similarly removed by the Board of Directors or by the President. Any officer may resign at any time by giving notice to the Board of Directors or to the Chairman of the Board or to the Secretary of the Corporation. Any such resignation shall take effect at the date of receipt of such notice or at any later time specified therein; and, unless otherwise specified in such notice, the acceptance of the resignation shall not be necessary to make it effective.

SECTION 3. The Chairman of the Board. The Board of Directors may designate the Chairman of the Board to be the chief executive officer of the Corporation. The Chairman of the Board shall exercise and perform such other powers and duties as are usually vested in a chairman of the board and (if so designated) in a chief executive officer or as may be from time to time prescribed or assigned by the Board of Directors or as may be prescribed by these Bylaws. The Chairman of the Board shall, if present, preside at all meetings of the Board of Directors and, if such officer is designated as the chief executive officer, at all meetings of the stockholders. In the absence of the President, if such officer is the chief executive officer, the Chairman of the Board, if present, shall preside at all meetings of the stockholders.

SECTION 4. The Vice Chairman. The Board of Directors may appoint one or more Vice Chairmen, who shall not be officers of the Corporation. A Vice Chairman (if there is such a position) shall have such powers and duties as may from time to time be prescribed or assigned by the Board of Directors or as may be prescribed by these Bylaws. In the absence of the Chairman of the Board, the Vice Chairman (or if there be more than one Vice Chairman, the Vice Chairmen in the order designated by the Board of Directors or the Chairman of the Board or, in the absence of any designation, then in the order of their appointment), if present, shall preside at all meetings of the Board of Directors.

SECTION 5. The President. Subject to the control of the Board of Directors, the President shall have general supervision, management and control of the business, affairs and officers of the Corporation. The President shall be the chief executive officer unless the Chairman of the Board has been designated to be the chief executive officer. The President shall exercise and perform such other powers and duties as are usually vested in a president and in a chief executive officer (as the case may be) or as may be from time to time prescribed or assigned by the Board of Directors or as may be prescribed by these Bylaws. If the President is the chief executive officer, he or she shall preside at all meetings of the stockholders and, in his or her absence, the Chairman of the Board shall preside at all meetings of the stockholders.

SECTION 6. The Vice President. In the absence of the President or in the event of his or her inability or refusal to act, the Vice President (or if there be more than one Vice President, the Vice Presidents in the order of their rank or if of equal rank, then in the order designated by the Board of Directors or the President, or in the absence of any designation, then in the order of their appointment) shall perform the duties of the President, and when so acting shall have all the powers of and be subject to all the restrictions upon the President. The Vice President shall perform such other duties and have such other powers as the Board of Directors or the President may from time to time prescribe.

SECTION 7. The Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings of the meetings of the Corporation and of the Board of Directors in a book to be kept for that purpose and shall perform like duties for the committees when required. The Secretary shall give, or cause to be given, notice of all meetings of stockholders and special meetings of the Board of Directors, to the extent and in the manner required by applicable law or by these Bylaws. The Secretary shall have custody of the corporate seal of the Corporation, and the Secretary, or an Assistant Secretary, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary, or by the signature of such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by the signature of such officer. The Secretary shall perform such other duties and have such other powers as the Board of Directors or the President may from time to time prescribe.